Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Second Quarter Net Income of $3.8 Million or $0.40 per Diluted Share

Renton, Washington – July 27, 2021 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended June 30, 2021, of $3.8 million, or $0.40 per diluted share, compared to net income of $2.5 million, or $0.26 per diluted share, for the quarter ended March 31, 2021, and $2.1 million, or $0.22 per diluted share, for the quarter ended June 30, 2020. For the six months ended June 30, 2021, net income was $6.3 million, or $0.66 per diluted share, compared to net income of $3.8 million, or $0.39 per diluted share, for the comparable six‑month period in 2020.

“I am pleased to report that we have no nonperforming loans and no loans over 30 days delinquent at June 30, 2021. During the quarter, a $2.0 million nonperforming loan paid off and our credit team continues to work diligently to maintain our excellent credit quality,” stated Joseph W. Kiley III, President and CEO. “In addition, we saw a further reduction in our cost of funds, with the average cost of deposits decreasing to 0.68% in the quarter ended June 30, 2021, compared to 0.85% in the quarter ended March 31, 2021, and 1.38% in the quarter ended June 30, 2020,” continued Kiley. “If market interest rates remain low, we expect this decline to continue as we have approximately $172.1 million in certificates of deposit maturing in the next 12 months and an additional $84.5 million of certificates of deposit maturing in the subsequent 12 months, all at a weighted average rate of 1.46%,” continued Kiley.

“As a result of our quarterly analysis of our loan portfolio, we downgraded to special mention $6.5 million of loans where we are a participating lender. These loans are secured by medical rehabilitation facilities and we expect improvement as elective medical procedures are currently being undertaken that were not available during the pandemic. In addition, we further downgraded $10.5 million in loans made to a single lending relationship to substandard. These substandard loans were analyzed for impairment and the analysis showed that no losses are anticipated from these loans. We also upgraded loans totaling $2.9 million in the quarter. As a result, we recorded a recapture of provision for loan losses of $700,000 during the quarter, compared to a provision for loan losses of $300,000 in the quarter ended March 31, 2021,” concluded Kiley.

Highlights for the quarter ended June 30, 2021:

•	Nonperforming loans reduced to none following resolution of a $2.0 million previously nonperforming multifamily loan.
•	The Company’s book value per share was $16.75, compared to $16.35 at March 31, 2021, and $15.32 at June 30, 2020.
•
The Company repurchased 43,430 shares at an average price of $14.21 per share during the quarter ended June 30, 2021, bringing the total to 132,449 shares repurchased at an average price of $13.42 per share under its most recent stock repurchase plan which went into effect February 1, 2021, and will expire no later than August 13, 2021.

•	The Company paid a regular quarterly cash dividend of $0.11 to shareholders.
•
The Bank’s Tier 1 leverage and total capital ratios were 10.2% and 15.7%, respectively, at June 30, 2021, compared to 10.2% and 15.6%, respectively, at March 31, 2021, and 10.0% and 15.0% at June 30, 2020.

•
The Bank recorded a $700,000 recapture of provision for loan losses based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) including the estimated impact of the COVID-19 pandemic.

Deposits totaled $1.13 billion at June 30, 2021, March 31, 2021, and  June 30, 2020. The $52.3 million increase in money market deposits in the quarter ended June 30, 2021, more than offset the reduction in retail certificates of deposit based on strategic deposit pricing from the quarter ended March 31, 2021.
The following table presents a breakdown of our total deposits (unaudited):

	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$111,240	$114,437	$91,593	$(3,197)	$19,647
Interest-bearing demand	110,338	114,098	102,707	(3,760)	7,631
Statement savings	21,281	20,470	18,946	811	2,335
Money market	552,964	500,619	429,987	52,345	122,977
Certificates of deposit, retail	338,479	384,031	450,487	(45,552)	(112,008)
Certificates of deposit, brokered	–	–	32,448	–	(32,448)
Total deposits	$1,134,302	$1,133,655	$1,126,168	$647	$8,134

The following tables present an analysis of total deposits by branch office (unaudited):

June 30, 2021
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$41,247	$46,092	$14,611	$296,292	$285,563	$683,805
Landing	6,324	3,827	177	22,677	5,905	38,910
Woodinville	4,546	7,115	729	18,631	5,230	36,251
Bothell	2,565	2,314	110	7,450	1,481	13,920
Crossroads	10,952	9,504	85	53,510	4,911	78,962
Kent	6,311	8,131	1	23,699	296	38,438
Kirkland	6,577	354	2	5,199	25	12,157
Issaquah (1)	480	18	3	1,299	100	1,900
Total King County	79,002	77,355	15,718	428,757	303,511	904,343

Snohomish County
Mill Creek	5,275	3,343	1,288	16,616	7,954	34,476
Edmonds	12,962	9,983	688	38,773	13,439	75,845
Clearview	5,662	5,676	1,456	21,899	1,796	36,489
Lake Stevens	3,106	9,613	937	19,874	4,561	38,091
Smokey Point	3,834	3,874	1,135	24,999	7,216	41,058
Total Snohomish County	30,839	32,489	5,504	122,161	34,966	225,959

Pierce County
University Place	1,007	164	28	484	2	1,685
Gig Harbor	392	330	31	1,562	–	2,315
Total Pierce County	1,399	494	59	2,046	2	4,000

Total retail deposits	111,240	110,338	21,281	552,964	338,479	1,134,302
Total deposits	$111,240	$110,338	$21,281	$552,964	$338,479	$1,134,302
 (1) Issaquah opened March 1, 2021.

March 31, 2021
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$41,934	$48,476	$14,070	$255,917	$318,113	$678,510
Landing	8,425	2,904	133	16,165	6,912	34,539
Woodinville	4,351	7,350	757	18,530	6,076	37,064
Bothell	3,056	1,160	55	6,286	2,646	13,203
Crossroads	10,515	13,881	72	59,995	6,023	90,486
Kent	6,752	7,508	1	22,924	346	37,531
Kirkland	8,144	157	18	4,400	–	12,719
Issaquah (1)	361	–	1	325	–	687
Total King County	83,538	81,436	15,107	384,542	340,116	904,739

Snohomish County
Mill Creek	4,811	4,258	1,414	14,553	8,286	33,322
Edmonds	13,210	8,672	615	37,765	17,910	78,172
Clearview	4,814	5,615	1,217	20,309	3,257	35,212
Lake Stevens	3,352	9,974	922	18,005	4,726	36,979
Smokey Point	3,418	3,690	1,098	22,330	9,736	40,272
Total Snohomish County	29,605	32,209	5,266	112,962	43,915	223,957

Pierce County
University Place	940	174	24	670	–	1,808
Gig Harbor	354	279	73	2,445	–	3,151
Total Pierce County	1,294	453	97	3,115	–	4,959

Total retail deposits	114,437	114,098	20,470	500,619	384,031	1,133,655
Total deposits	$114,437	$114,098	$20,470	$500,619	$384,031	$1,133,655
(1) Issaquah opened March 1, 2021.

Net loans receivable declined to $1.08 billion at June 30, 2021, from $1.10 billion at March 31, 2021, and $1.14 billion at June 30, 2020. Loan repayments and loan forgiveness of Paycheck Protection Program (“PPP”) loans totaling $16.4 million contributed to this reduction. The average balance of net loans receivable totaled $1.09 billion for the quarter ended June 30, 2021, compared to $1.10 billion for the quarter ended March 31, 2021, and $1.12 billion for the quarter ended June 30, 2020.

The Company recorded a $700,000 recapture of provision for loan losses in the quarter ended June 30, 2021, compared to a $300,000 provision for loan losses in both the quarters ended March 31, 2021, and June 30, 2020. During the quarter ended June 30, 2021, management evaluated the adequacy of the ALLL and concluded that a $700,000 recapture of provision for loan losses was appropriate. This recapture of provision was primarily attributed to the downgrade to substandard of $10.5 million of loans made to a single lending relationship secured by a facility housing bowling, roller skating and restaurant operations, and a separate hostel business, as these properties continue to be adversely impacted by government-imposed restrictions due to the pandemic. The impairment analysis on these properties showed no anticipated loss on these loans, resulting in a recapture of provision. In addition, upgrades to $2.9 million of loans and a reduction in loan balances contributed to the recapture of provision for the quarter ended June 30, 2021. Partially offsetting this recapture of provision, $6.5 million of loans secured by medical rehabilitation facilities were downgraded to special mention during the quarter.

The ALLL represented 1.35% of total loans receivable at June 30, 2021, compared to 1.39% of total loans receivable at March 31, 2021, and 1.20% of total loans receivable at June 30, 2020. Excluding Paycheck Protection Program (“PPP”) loan balances, which are 100% guaranteed by the Small Business Administration (“SBA”), the ALLL represented 1.39% of total loans receivable at June 30, 2021, compared to 1.45% of total loans receivable at March 31, 2021, and 1.25% of total loans receivable at June 30, 2020. The ALLL as a percent of total loans excluding PPP loans is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this press release for a reconciliation to its nearest GAAP equivalent.

There were no nonperforming loans at June 30, 2021, compared to $2.0 million at March 31, 2021, and $2.2 million at June 30, 2020. The prior quarter’s nonperforming loan balance consisted of a single multifamily loan in foreclosure that was sold and repaid in full in the second quarter. OREO remained unchanged at $454,000 at June 30, 2021, March 31, 2021, and June 30, 2020.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Jun 30,	Mar 31,	Jun 30,	Three Month	One Year
	2021	2021	2020	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$ ─	$ ─	$87	$ ─	$(87)
Multifamily	─	2,036	2,104	(2,036)	(2,104)
Total nonperforming loans	─	2,036	2,191	(2,036)	(2,191)

Other real estate owned (“OREO”)	454	454	454	─	─

Total nonperforming assets (1)	$454	$2,490	$2,645	$(2,036)	$(2,191)

Nonperforming assets as a percent
of total assets	0.03%	0.17%	0.19%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at June 30, 2021.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At June 30, 2021, TDRs totaled $3.6 million, compared to $3.8 million at March 31, 2021, and $4.3 million at June 30, 2020. All TDRs were performing according to their modified repayment terms for the periods presented. As discussed below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), signed into law on March 27, 2020, provided guidance on the modification of loans due to the COVID‑19 pandemic, and outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. The Consolidated Appropriations Act, 2021 (“CAA”), signed into law on December 27, 2020, provided additional COVID relief and extended TDR relief to the earlier of 60 days after the national emergency termination date or January 1, 2022.

Net interest income totaled $11.3 million for the quarter ended June 30, 2021, compared to $10.7 million for the quarter ended March 31, 2021, and $10.1 million for the quarter ended June 30, 2020. The improvement was due to lower deposit-related interest expense and additional interest income from the payoff of the $2.0 million nonperforming loan in the quarter, as discussed below.

Total interest income was $13.6 million for the quarter ended June 30, 2021, compared to $13.5 million for the quarter ended March 31, 2021, and $14.1 million for the quarter ended June 30, 2020. The decrease in the current quarter compared to the quarter ended June 30, 2020, was primarily due to lower interest income on loans, including fees, as yields on loans continue to decline as loans either adjust downward or are refinanced in this low interest rate environment. In addition, rates on new loans and investments are lower than the average yield on existing interest-earning assets, which further adversely impacts interest income. The average balance of loans receivable declined by $6.7 million in the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021, negatively impacting interest income. However, the quarter ended June 30, 2021, was positively impacted by the receipt of $394,000 in interest and late charges from the payoff of the $2.0 million nonperforming loan, resulting in a modest increase in total interest income from the quarter ended March 31, 2021.

Total interest expense was $2.3 million for the quarter ended June 30, 2021, compared to $2.7 million for the quarter ended March 31, 2021, and $4.0 million for the quarter ended June 30, 2020. The average cost of interest-bearing deposits declined to 0.75% for the quarter ended June 30, 2021, compared to 0.94% for the quarter ended March 31, 2021, and 1.49% for the quarter ended June 30, 2020. The decline from the quarter ended March 31, 2021, was due primarily to the repricing of maturing certificates of deposits to a lower interest rate and a reduction in the average balance of higher cost certificates of deposit. Advances from the FHLB remained unchanged at $120.0 million for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020. The FHLB advances are tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. The average cost of borrowings was 1.37% for the quarter ended June 30, 2021, compared to 1.41% for the quarter ended March 31, 2021, and 1.08% for the quarter ended June 30, 2020.

The net interest margin was 3.36% for the quarter ended June 30, 2021, compared to 3.31% for the quarter ended March 31, 2021, and 3.12% for the quarter ended June 30, 2020. The expansion in the net interest margin is due to a number of factors, including the 17 basis point reduction in the Company’s average cost of interest‑bearing liabilities during the quarter to 0.82% from 0.99% for the quarter ended March 31, 2021, and a 62 basis point reduction from 1.44% for the quarter ended June 30, 2020. Offsetting this improvement was a nine basis point reduction in the average yield on interest-earning assets to 4.06% for the quarter ended June 30, 2021, from 4.15% for the quarter ended March 31, 2021, and a 31 basis point reduction from 4.37% for the quarter ended June 30, 2020. These asset yields were impacted by net deferred fee recognition on PPP loans, with the recognition of previously unamortized deferred fees and costs on forgiven PPP loans totaling $512,000 in the quarter ended June 30, 2021, compared to $718,000 in the quarter ended March 31, 2021. At June 30, 2021, the balance of net deferred fees relating to PPP loans totaled $1.1 million, which will be recognized in future periods. In addition, the payoff of the $2.0 million nonperforming loan resulted in recognition of $394,000 in interest and late charge income during the quarter, further contributing to the improvement in the net interest margin for the quarter ended June 30, 2021.

Noninterest income for the quarter ended June 30, 2021, totaled $972,000, compared to $764,000 for the quarter ended March 31, 2021, and $789,000 for the quarter ended June 30, 2020. The increase in noninterest income for the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021, was primarily due to higher loan related fees in the current quarter, including an increase of $162,000 in prepayment penalty income.

Noninterest expense totaled $8.2 million for the quarter ended June 30, 2021, compared to $8.1 million for the quarter ended March 31, 2021, and $7.9 million for the quarter ended June 30, 2020. Salaries and employee benefits for the quarter ended June 30, 2021, increased $117,000 compared to the quarter ended March 31, 2021, while occupancy and equipment increased $87,000 between the same periods, due to various maintenance items. In addition, the aforementioned payoff of a nonperforming loan resulted in an $84,000 reimbursement of legal fees, contributing to the reduction in professional fees during the quarter ended June 30, 2021.

COVID-19 Related Information

The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic, including providing certain short-term loan modifications and participating in the PPP as an SBA lender. The Bank continues to work with its loan customers and manage its portfolio through the ongoing uncertainty surrounding the impact, duration and government response to the crisis.

Paycheck Protection Program
The SBA provided assistance to small businesses impacted by COVID-19 through the PPP, which was designed to provide near-term relief to help small businesses sustain operations. The SBA deadline for the final round of PPP loan applications was May 31, 2021. As of June 30, 2021, there were 275 PPP loans outstanding totaling $30.8 million, compared to 324 PPP loans outstanding totaling $45.2 million as of March 31, 2021, and 372 PPP loans totaling $41.3 million as of December 31, 2020. As of June 30, 2021, 211 PPP loans have an outstanding balance of $150,000 or less, totaling $10.0 million, or 32.4% of total PPP loans outstanding, including 135 loans representing $3.1 million with an outstanding balance of $50,000 or less. As of June 30, 2021, 457 PPP loans totaling $46.7 million were approved for forgiveness under the PPP loan program.

Modifications
The primary method of relief is to allow borrowers to defer their loan payments for three to six months, while certain borrowers are allowed to pay interest only or were granted payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Recent legislation extended this accounting treatment through the earlier of 60 days after the national emergency termination date or January 1, 2022. The following table provides detail on the balance of loans remaining on deferral status as of June 30, 2021:

	As of June 30, 2021
	Balance of loans with modifications of 4-6 months	Balance of loans with modifications of greater than 6 months	Total balance of loans with modifications granted	Total loans	Modifications as % of total loans in each category
	(Dollars in thousands)
One-to-four family residential	$-	$1,063	$1,063	$370,935	0.3%
Multifamily	-	-	-	142,881	-

Commercial real estate:
Office	-	7,153	7,153	83,120	8.6
Retail	-	3,972	3,972	103,175	3.8
Mobile home park	-	-	-	26,894	-
Hotel/motel	-	16,613	16,613	65,446	25.4
Nursing home	-	6,368	6,368	12,818	49.7
Warehouse	-	-	-	17,217	-
Storage	-	-	-	33,332	-
Other non-residential	-	-	-	28,704	-
Total commercial real estate	-	34,106	34,106	370,706	9.2

Construction/land	-	-	-	104,922	-

Business:
Aircraft	-	-	-	9,315	-
SBA	-	-	-	884	-
PPP	-	-	-	30,823	-
Other business	-	-	-	26,409	-
Total business	-	-	-	67,431	-

Consumer:
Classic/collectible auto	-	-	-	30,593	-
Other consumer	-	-	-	10,752	-
Total consumer	-	-	-	41,345	-

Total loans with COVID‑19 pandemic modifications	$-	$35,169	$35,169	$1,098,220	3.2%

Total loans with modifications granted were $35.2 million, or 3.2% of total loans outstanding at June 30, 2021, a decrease from $56.7 million, or 5.1% of total loans outstanding at March 31, 2021, and $132.1 million, or 11.4% of total loans outstanding at June 30, 2020. The decline in the current quarter is due to the improvement in economic conditions in our market areas, and the return to regular payments for many of our loan customers. As of June 30, 2021, all of these loans had been granted modifications of greater than six months.

Additional Loan Portfolio Details
The Bank is monitoring its loan portfolio for potentially delinquent loans that have not requested a loan modification qualifying under the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of its loan portfolio at June 30, 2021, that may be more likely to be impacted by COVID-19 pandemic considerations. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:

	As of June 30, 2021
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$241,997	$144,389	$20,672	$407,058	46.89%
Church	1,351	-	-	1,351	45.61
Classic/collectible auto	5,781	12,454	12,358	30,593	77.24
Gas station	3,463	-	499	3,962	50.31
Hotel/motel	54,160	11,286	-	65,446	59.70
Marina	7,754	-	-	7,754	37.72
Mobile home park	18,854	7,665	375	26,894	45.64
Nursing home	12,818	-	-	12,818	24.58
Office	44,651	38,190	4,245	87,086	40.19
Other non-residential	13,396	2,241	-	15,637	44.90
Retail	72,122	31,053	-	103,175	48.23
Storage	24,342	11,079	-	35,421	43.74
Warehouse	15,084	2,133	-	17,217	47.91
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on collateral type rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Three Month Change	One Year Change
Cash on hand and in banks	$7,518	$7,211	$7,688	4.3%	(2.2)%
Interest-earning deposits with banks	72,045	75,023	66,250	(4.0)	8.7
Investments available-for-sale, at fair value	187,873	168,042	128,874	11.8	45.8
Annuity held-to-maturity, at amortized cost	2,419	2,413	2,395	0.2	1.0
Loans receivable, net of allowance of $14,878, $15,502, and $13,836 respectively	1,081,640	1,098,832	1,138,243	(1.6)	(5.0)
Federal Home Loan Bank ("FHLB") stock, at cost	6,465	6,465	6,410	0.0	0.9
Accrued interest receivable	5,498	5,702	4,981	(3.6)	10.4
Deferred tax assets, net	688	1,163	2,007	(40.8)	(65.7)
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,567	22,512	22,222	0.2	1.6
Bank owned life insurance ("BOLI"), net	35,536	33,357	32,561	6.5	9.1
Prepaid expenses and other assets	2,332	3,398	1,513	(31.4)	54.1
Right of use asset ("ROU"), net	4,025	3,976	2,972	1.2	35.4
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	754	789	896	(4.4)	(15.8)
Total assets	$1,430,703	$1,430,226	$1,418,355	0.0%	0.9%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$111,240	$114,437	$91,593	(2.8)%	21.5%
Interest-bearing deposits	1,023,062	1,019,218	1,034,575	0.4	(1.1)
Total deposits	1,134,302	1,133,655	1,126,168	0.1	0.7
Advances from the FHLB	120,000	120,000	120,000	0.0	0.0
Advance payments from borrowers for taxes and insurance	2,616	4,813	2,475	(45.6)	5.7
Lease liability, net	4,176	4,123	3,070	1.3	36.0
Accrued interest payable	193	197	218	(2.0)	(11.5)
Other liabilities	7,795	8,995	12,448	(13.3)	(37.4)
Total liabilities	1,269,082	1,271,783	1,264,379	(0.2)	0.4

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,651,180 shares at June 30, 2021, 9,692,610 shares at March 31, 2021, and 10,048,961 shares at June 30, 2020	97	97	100	0.0	(3.0)
Additional paid-in capital	80,770	81,099	85,119	(0.4)	(5.1)
Retained earnings	82,224	79,455	75,181	3.5	9.4
Accumulated other comprehensive loss, net of tax	(59)	(515)	(3,885)	(88.5)	(98.5)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(1,411)	(1,693)	(2,539)	(16.7)	(44.4)
Total stockholders' equity	161,621	158,443	153,976	2.0	5.0
Total liabilities and stockholders' equity	$1,430,703	$1,430,226	$1,418,355	0.0%	0.9%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,641	$12,624	$13,183	0.1%	(4.1)%
Investments available-for-sale	850	735	796	15.6	6.8
Investments held-to-maturity	4	13	9	(69.2)	(55.6)
Interest-earning deposits with banks	17	12	8	41.7	112.5
Dividends on FHLB Stock	83	79	81	5.1	2.5
Total interest income	13,595	13,463	14,077	1.0	(3.4)
Interest expense
Deposits	1,915	2,299	3,666	(16.7)	(47.8)
Other borrowings	413	418	344	(1.2)	20.1
Total interest expense	2,328	2,717	4,010	(14.3)	(41.9)
Net interest income	11,267	10,746	10,067	4.8	11.9
(Recapture of provision) provision for loan losses	(700)	300	300	(333.3)	(333.3)
Net interest income after (recapture of provision) provision for loan losses	11,967	10,446	9,767	14.6	22.5

Noninterest income
Net gain on sale of investments	-	-	69	n/a	(100.0)
BOLI income	246	269	254	(8.6)	(3.1)
Wealth management revenue	167	160	183	4.4	(8.7)
Deposit related fees	227	200	184	13.5	23.4
Loan related fees	281	132	97	112.9	189.7
Other	51	3	2	1600.0	2450.0
Total noninterest income	972	764	789	27.2	23.2

Noninterest expense
Salaries and employee benefits	5,062	4,945	4,801	2.4	5.4
Occupancy and equipment	1,187	1,100	1,031	7.9	15.1
Professional fees	389	532	455	(26.9)	(14.5)
Data processing	680	697	687	(2.4)	(1.0)
OREO related expenses, net	-	1	5	(100.0)	(100.0)
Regulatory assessments	113	121	127	(6.6)	(11.0)
Insurance and bond premiums	111	124	103	(10.5)	7.8
Marketing	23	29	29	(20.7)	(20.7)
Other general and administrative	625	580	706	7.8	(11.5)
Total noninterest expense	8,190	8,129	7,944	0.8	3.1
Income before federal income tax provision	4,749	3,081	2,612	54.1	81.8
Federal income tax provision	939	584	469	60.8	100.2
Net income	$3,810	$2,497	$2,143	52.6%	77.8%

Basic earnings per share	$0.40	$0.26	$0.22
Diluted earnings per share	$0.40	$0.26	$0.22
Weighted average number of common shares outstanding	9,434,004	9,490,058	9,808,854
Weighted average number of diluted shares outstanding	9,528,623	9,566,671	9,819,664

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended June 30,
	2021	2020	One Year Change
Interest income
Loans, including fees	$25,265	$26,657	(5.2)%
Investments available-for-sale	1,586	1,715	(7.5)
Investments held-to-maturity	16	11	45.5
Interest-earning deposits with banks	29	37	(21.6)
Dividends on FHLB Stock	162	157	3.2
Total interest income	27,058	28,577	(5.3)
Interest expense
Deposits	4,213	8,032	(47.5)
Other borrowings	832	814	2.2
Total interest expense	5,045	8,846	(43.0)
Net interest income	22,013	19,731	11.6
(Recapture of provision) provision for loan losses	(400)	600	(166.7)
Net interest income after (recapture of provision) provision for loan losses	22,413	19,131	17.2

Noninterest income
Net gain on sale of investments	-	69	(100.0)
BOLI income	515	509	1.2
Wealth management revenue	327	348	(6.0)
Deposit related fees	426	359	18.7
Loan related fees	413	489	(15.5)
Other	55	4	1275.0
Total noninterest income	1,736	1,778	(2.4)

Noninterest expense
Salaries and employee benefits	10,007	10,013	(0.1)
Occupancy and equipment	2,286	2,103	8.7
Professional fees	921	885	4.1
Data processing	1,377	1,381	(0.3)
OREO related expenses, net	1	6	(83.3)
Regulatory assessments	235	271	(13.3)
Insurance and bond premiums	235	223	5.4
Marketing	53	93	(43.0)
Other general and administrative	1,204	1,236	(2.6)
Total noninterest expense	16,319	16,211	0.7
Income before federal income tax provision	7,830	4,698	66.7
Federal income tax provision	1,523	871	74.9
Net income	$6,307	$3,827	64.8%

Basic earnings per share	$0.66	$0.39
Diluted earnings per share	$0.66	$0.39
Weighted average number of common shares outstanding	9,461,876	9,852,544
Weighted average number of diluted shares outstanding	9,546,784	9,890,239

The following table presents a breakdown of the loan portfolio (unaudited):

	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,652	1.1%	$11,708	1.0%	$11,177	1.0%
Other multifamily	131,229	11.9	128,360	11.5	148,194	12.8
Total multifamily residential	142,881	13.0	140,068	12.5	159,371	13.8

Non-residential:
Office	83,120	7.6	83,176	7.5	83,439	7.3
Retail	103,175	9.4	110,843	9.9	121,936	10.6
Mobile home park	26,894	2.4	29,708	2.7	25,961	2.2
Hotel / motel	65,446	6.0	65,475	5.9	68,165	5.9
Nursing Home	12,818	1.2	12,852	1.1	11,768	1.0
Warehouse	17,217	1.6	17,435	1.6	17,422	1.5
Storage	33,332	3.0	33,498	3.0	36,266	3.1
Other non-residential	28,704	2.5	32,483	2.8	25,793	2.2
Total non-residential	370,706	33.7	385,470	34.5	390,750	33.8

Construction/land:
One-to-four family residential	36,123	3.3	27,817	2.5	45,128	3.9
Multifamily	56,090	5.1	58,718	5.3	40,120	3.5
Commercial	6,056	0.6	5,837	0.5	6,134	0.5
Land development	6,653	0.6	2,173	0.2	5,115	0.4
Total construction/land	104,922	9.6	94,545	8.5	96,497	8.3

One-to-four family residential:
Permanent owner occupied	191,906	17.5	199,845	17.9	208,484	18.1
Permanent non-owner occupied	179,029	16.3	179,401	16.1	173,729	15.1
Total one-to-four family residential	370,935	33.8	379,246	34.0	382,213	33.2

Business
Aircraft	9,315	0.8	9,512	0.8	15,460	1.3
Small Business Administration ("SBA")	884	0.1	906	0.1	737	0.1
Paycheck Protection Plan ("PPP")	30,823	2.8	45,220	4.1	51,661	4.5
Other business	26,409	2.4	22,656	2.0	18,212	1.6
Total business	67,431	6.1	78,294	7.0	86,070	7.5

Consumer
Classic auto	30,593	2.8	26,488	2.4	24,767	2.1
Other consumer	10,752	1.0	12,280	1.1	14,464	1.3
Total consumer	41,345	3.8	38,768	3.5	39,231	3.4

Total loans	1,098,220	100.0%	1,116,391	100.0%	1,154,132	100.0%
Less:
Deferred loan fees, net	1,702		2,057		2,053
ALLL	14,878		15,502		13,836
Loans receivable, net	$1,081,640		$1,098,832		$1,138,243

Concentrations of credit: (1)
Construction loans as % of total capital	69.3%		64.0%		67.3%
Total non-owner occupied commercial real estate as % of total capital	384.4%		391.8%		420.7%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2021	2021	2020	2020	2020
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	1.07%	0.73%	0.77%	0.60%	0.63%
Return on equity	9.54	6.42	6.76	5.34	5.59
Dividend payout ratio	27.50	42.31	35.71	45.45	45.45
Equity-to-total assets	11.30	11.08	11.26	11.34	10.86
Tangible equity-to-tangible assets (2)	11.19	10.97	11.15	11.22	10.74
Net interest margin	3.36	3.31	3.29	3.07	3.12
Average interest-earning assets to average interest- bearing liabilities	117.99	117.92	116.42	116.08	115.96
Efficiency ratio	66.92	70.63	68.55	70.88	73.18
Noninterest expense as a percent of average total assets	2.31	2.36	2.46	2.26	2.33
Book value per common share	$16.75	$16.35	$16.05	$15.62	$15.32
Tangible book value per share (2)	16.58	16.17	15.88	15.44	15.14

Capital Ratios: (3)
Tier 1 leverage ratio	10.15%	10.15%	10.29%	10.03%	10.02%
Common equity tier 1 capital ratio	14.45	14.36	14.32	14.01	13.70
Tier 1 capital ratio	14.45	14.36	14.32	14.01	13.70
Total capital ratio	15.70	15.62	15.57	15.26	14.95

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.00	0.18	0.19	0.18	0.19
Nonperforming assets as a percent of total assets	0.03	0.17	0.18	0.19	0.19
ALLL as a percent of total loans	1.35	1.39	1.36	1.27	1.20
Net (recoveries) charge-offs to average loans receivable, net	(0.01)	(0.00)	(0.00)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$15,502	$15,174	$14,568	$13,836	$13,530
Provision	(700)	300	600	700	300
Charge-offs	-	-	(2)	-	-
Recoveries	76	28	8	32	6
ALLL, end of the quarter	$14,878	$15,502	$15,174	$14,568	$13,836
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity-to-tangible assets ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2021	2021	2020	2020	2020
	(Dollars in thousands, except per share data)
Yields and Costs: (1)
Yield on loans	4.64%	4.66%	4.61%	4.49%	4.72%
Yield on investments available-for-sale	1.92	1.91	2.21	2.32	2.41
Yield on investments held-to-maturity	0.66	2.18	0.99	0.99	1.52
Yield on interest-earning deposits	0.11	0.09	0.11	0.10	0.10
Yield on FHLB stock	5.13	5.00	4.99	4.95	4.84
Yield on interest-earning assets	4.06%	4.15%	4.26%	4.16%	4.37%

Cost of interest-bearing deposits	0.75%	0.94%	1.12%	1.27%	1.49%
Cost of borrowings	1.37	1.41	1.40	1.28	1.08
Cost of interest-bearing liabilities	0.82%	0.99%	1.15%	1.27%	1.44%

Cost of total deposits	0.68%	0.85%	1.03%	1.18%	1.38%
Cost of funds	0.75	0.91	1.07	1.19	1.34

Average Balances:
Loans	$1,092,710	$1,099,364	$1,126,554	$1,137,742	$1,122,913
Investments available-for-sale	177,713	155,795	127,456	128,885	133,038
Investments held-to-maturity	2,415	2,413	2,410	2,399	2,378
Interest-earning deposits	64,035	52,336	26,092	32,701	30,989
FHLB stock	6,485	6,412	6,459	6,592	6,736
Total interest-earning assets	$1,343,358	$1,316,320	$1,288,971	$1,308,319	$1,296,054

Interest-bearing deposits	$1,018,083	$996,295	$985,945	$1,002,518	$989,549
Borrowings	120,494	120,000	121,218	124,543	128,154
Total interest-bearing liabilities	1,138,577	1,116,295	1,107,163	1,127,061	1,117,703
Noninterest-bearing deposits	110,207	99,013	83,719	81,694	82,750
Total deposits and borrowings	$1,248,784	$1,215,308	$1,190,882	$1,208,755	$1,200,453

Average assets	$1,424,126	$1,394,213	$1,366,061	$1,383,736	$1,371,269
Average stockholders' equity	160,189	157,856	155,765	154,988	154,115
(1) Yields and costs are annualized.

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity; tangible assets; tangible book value per share; tangible equity-to-tangible assets; and ALLL as a percent of total loans excluding PPP loans. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
		(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$161,621	$158,443	$156,302	$154,778	$153,976
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	754	789	824	860	896
Tangible equity (Non-GAAP)	$159,978	$156,765	$154,589	$153,029	$152,191

Total assets (GAAP)	$1,430,703	$1,430,226	$1,387,669	$1,365,469	$1,418,355
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	754	789	824	860	896
Tangible assets (Non-GAAP)	$1,429,060	$1,428,548	$1,385,956	$1,363,720	$1,416,570

Common shares outstanding at period end	9,651,180	9,692,610	9,736,875	9,911,607	10,048,961

Equity-to-total assets (GAAP)	11.30%	11.08%	11.26%	11.34%	10.86%
Tangible equity-to-tangible assets (Non-GAAP)	11.19	10.97	11.15	11.22	10.74
Book value per share (GAAP)	$16.75	$16.35	$16.05	$15.62	$15.32
Tangible book value per share (Non-GAAP)	16.58	16.17	15.88	15.44	15.14
ALLL on loans to total loans receivable, excluding PPP loans:
Allowance for loan losses	$14,878	$15,502	$15,174	$14,568	$13,836

Total loans (GAAP)	$1,098,220	$1,116,391	$1,117,410	$1,150,481	$1,154,132
Less:
PPP loans	30,823	45,220	41,251	52,045	51,661
Total loans excluding PPP loans (Non-GAAP)	$1,067,397	$1,071,171	$1,076,159	$1,098,436	$1,102,471

ALLL as a percent of total loans (GAAP)	1.35%	1.39%	1.36%	1.27%	1.20%
ALLL as a percent of total loans excluding PPP loans (Non-GAAP)	1.39	1.45	1.41	1.33	1.25